Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors and Shareholders of

MNB Corporation and Subsidiary

We have audited the accompanying consolidated financial statements of MNB Corporation and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MNB Corporation and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Wilkes-Barre, Pennsylvania

March 25, 2020

MNB CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2019 AND 2018
(dollars in thousands, except per share data)

	2019	2018

ASSETS:
Cash and cash equivalents	$1,515	$1,246
Interest-bearing deposits in banks	2,304	3,615
Investments:
Securities available-for-sale	139,028	118,185
Securities held-to-maturity	-	16,424
Total investment securities	139,028	134,609
Restricted equity securities	1,317	1,425
Loans held for sale	1,227	220
Loans	238,702	237,329
Allowance for loan losses	(2,750)	(2,600)
Net loans	235,952	234,729
Premises and equipment, net	7,096	7,430
Right-of-use assets	936	-
Accrued interest receivable	1,463	1,492
Cash surrender value of bank-owned life insurance	9,164	9,193
Other assets	909	1,998
TOTAL	$400,911	$395,957

LIABILITIES:
Deposits:
Interest-bearing	$293,105	$295,626
Noninterest-bearing	44,015	43,239
Total deposits	337,120	338,865
Federal Home Loan Bank short-term borrowings	10,000	9,200
Federal Home Loan Bank long-term borrowings	12,650	14,065
Accrued interest payable	234	158
Operating lease liabilities	936	-
Other liabilities	771	879
Total liabilities	361,711	363,167

SHAREHOLDERS' EQUITY:
Common stock	145	145
Additional paid-in capital	7,596	7,596
Retained earnings	31,446	28,933
Treasury stock at cost, 23,374 shares	(682)	(682)
Accumulated other comprehensive income (loss)	695	(3,202)
Total shareholders' equity	39,200	32,790
TOTAL	$400,911	$395,957

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(dollars in thousands, except per share data)

	2019	2018

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$11,095	$10,659
Interest and fees on loans held for sale	11	16
Interest and dividends on investments:
Taxable	2,781	2,553
Tax-exempt	854	747
Dividends	69	62
Other	105	108
Total interest and dividend income	14,915	14,145

INTEREST EXPENSE:
Deposits	1,131	800
Borrowed funds	298	315
Total interest expense	1,429	1,115

NET INTEREST INCOME	13,486	13,030

PROVISION FOR LOAN LOSSES	165	641

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,321	12,389

NONINTEREST INCOME:
Service charges on deposit accounts	420	456
Interchange income	458	472
Other fees and income	269	301
Earnings on bank-owned life insurance	385	207
Gain (loss) on sales or disposals of:
Loans	234	261
Securities available-for-sale	7	(31)
Total noninterest income	1,773	1,666

NONINTEREST EXPENSE:
Salaries and wages	5,081	4,694
Employee benefits	1,427	1,266
Occupancy and equipment	1,333	1,352
Data processing	755	703
Professional services	655	197
FDIC insurance	140	132
Pennsylvania shares tax	268	263
Merger expenses	113	-
Other general and administrative	1,265	1,216
Total noninterest expense	11,037	9,823

INCOME BEFORE PROVISION FOR INCOME TAXES	4,057	4,232

PROVISION FOR INCOME TAXES	593	609

NET INCOME	$3,464	$3,623

EARNINGS PER SHARE	$3.06	$3.20

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(dollars in thousands)

	2019	2018

NET INCOME	$3,464	$3,623

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period	4,708	(1,245)
Less reclassification adjustment for (gains) losses realized in net income	(7)	31
Amortization of unrealized gain for securities available-for-sale transferred
to securities held-to-maturity	(2)	(103)

Net unrealized gains (losses) on securities	4,699	(1,317)

Tax effect	(987)	277

Unrealized gains (losses) on securities, net of tax	3,712	(1,040)

Defined benefit pension plan:
Actuarial gain (loss) arising during period	133	(199)
Less amortization of net actuarial loss	101	84

Net defined benefit pension plan	234	(115)

Tax effect	(49)	24

Defined benefit pension plan, net of tax	185	(91)

Total other comprehensive income (loss)	3,897	(1,131)

TOTAL COMPREHENSIVE INCOME	$7,361	$2,492

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(dollars in thousands, except per share data)
						ACCUMULATED
	OUTSTANDING		ADDITIONAL			OTHER
	COMMON	COMMON	PAID-IN	RETAINED	TREASURY	COMPREHENSIVE
	SHARES*	STOCK	CAPITAL	EARNINGS	STOCK	LOSS	TOTAL

BALANCE AT JANUARY 1, 2018	1,132,873	$145	$7,596	$26,205	$(682)	$(2,071)	$31,193

Net income				3,623			3,623

Other comprehensive loss						(1,131)	(1,131)

Cash dividend ($0.79 per share)				(895)			(895)

BALANCE AT DECEMBER 31, 2018	1,132,873	145	7,596	28,933	(682)	(3,202)	32,790

Net income				3,464			3,464

Other comprehensive income						3,897	3,897

Cash dividend ($0.84 per share)				(951)			(951)

BALANCE AT DECEMBER 31, 2019	1,132,873	$145	$7,596	$31,446	$(682)	$695	$39,200

* $.125 par value each; 200,000,000 shares authorized. 1,156,247 shares issued.

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(dollars in thousands)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,464	$3,623
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	165	641
Net amortization of securities	790	899
(Gain) loss on sale of available-for-sale securities	(7)	31
Depreciation of premises and equipment	454	463
Proceeds from sale of loans held for sale	9,473	11,295
Origination of loans held for sale	(10,247)	(11,063)
Gain on sales of loans held for sale	(234)	(261)
Deferred income tax expense	5	50
Earnings on bank-owned life insurance	(385)	(207)
Net change in:
Accrued interest receivable	29	(181)
Accrued interest payable	76	25
Other assets	294	(93)
Other liabilities	(119)	(191)
Net cash provided by operating activities	3,758	5,031

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing deposits in banks	1,311	6,526
Proceeds from sales of securities available-for-sale	11,667	6,772
Proceeds from maturities/calls and principal repayments of securities available-for-sale	14,542	20,907
Proceeds from maturities/calls and principal repayments of securities held-to-maturity	1,510	2,390
Purchase of securities available-for-sale	(28,222)	(34,430)
Redemption of restricted equity securities	1,386	726
Purchase of restricted equity securities	(1,278)	(1,268)
Net increase in loans	(1,388)	(9,370)
Proceeds from bank-owned life insurance	414	-
Purchase of premises and equipment	(120)	(327)
Net cash used in investing activities	(178)	(8,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits accounts	(1,745)	(9,176)
Dividends paid	(951)	(895)
Net change in short-term borrowings	800	9,200
Proceeds from long-term borrowings	-	2,000
Repayment of long-term borrowings	(1,415)	(1,000)
Net cash (used in) provided by financing activities	(3,311)	129

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	269	(2,914)

CASH AND CASH EQUIVALENTS, BEGINNING	1,246	4,160

CASH AND CASH EQUIVALENTS, ENDING	$1,515	$1,246

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Initial recognition of right-of-use assets and related lease liabilities	$1,068	$-
Transfer of securities held-to-maturity to securities available-for-sale	$14,912	$-
Cash paid during the year for:
Interest	$1,353	$1,090
Income taxes	$661	$478

See Notes to Consolidated Financial Statements

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

1.Nature Of Operations And Summary Of

Significant Accounting Policies

Principles Of Consolidation

The consolidated financial statements include the accounts of MNB Corporation (the “Corporation”) and its wholly-owned subsidiary, Merchants Bank of Bangor (the “Bank”) and its subsidiary, MNB Investment Corp. (collectively referred to as “MNB”). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature Of Operations

The Bank operates under a state charter and provides a broad array of banking services through its community offices in Bangor, Pennsylvania and the surrounding communities. As a state bank, the Bank is subject to regulations by the Commonwealth of Pennsylvania and the Federal Reserve Bank of Philadelphia. The Corporation is subject to regulation by the Federal Reserve Bank of Philadelphia.

Plan Of Merger

On December 10, 2019, Fidelity D & D Bancorp, Inc. (“Fidelity”), the holding company for Fidelity Deposit and Discount Bank (“Fidelity Bank”) and the Corporation jointly announced a definitive agreement and plan of merger pursuant to which Fidelity will acquire the Corporation in a stock transaction based on Fidelity’s stock price at the closing date.  Upon the closing of the transaction, the Corporation will merge with and into Fidelity, and subsequently, the Bank will merge with and into Fidelity Bank. The merger has been approved by the boards of directors of both institutions and is anticipated to be completed in the second quarter of 2020. The transactions are subject to approval by the shareholders of the Corporation, as well as regulatory approvals, and other customary closing conditions. Under the terms of the agreement, the Corporation’s shareholders will receive 1.039 shares of Fidelity common stock for each share of the Corporation’s common stock they own.

Included in the Corporation’s results for the year ended December 31, 2019 are approximately $113,000 in non-recurring expenses related to the merger. The Corporation expects to incur additional non-recurring costs through the closing of the merger.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of investment securities,  and the determination of other-than-temporary impairment of investment securities.

In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change.

The Corporation’s investment securities are comprised of a variety of financial instruments. The fair values and possible other-than-temporary impairment of these securities are subject to various risks including changes in the interest rate environment and general economic conditions. As such, it is possible that the amounts reported in the accompanying consolidated financial statements could materially change.

Significant Group Concentrations Of Credit Risk

The Corporation grants real estate, commercial, industrial and consumer loans to customers primarily in Northampton County, Pennsylvania. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ abilities to honor their contracts is dependent on the economic conditions in the sector in which the Corporation operates.

Cash And Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include, if applicable, cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which have original maturities of ninety days or less.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

Interest-Bearing Deposits In Banks

Interest-bearing deposits in banks are carried at cost which approximates fair value.

Investments

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).  The Corporation has no trading securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their costs that are deemed to be credit-related are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Declines in the fair value of available-for-sale securities that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (4) whether the Corporation intends to sell the security or if it is more likely than not that the Corporation will be required to sell the security before the recovery of its amortized cost basis. The credit-related impairment is recognized in earnings and is the difference between a security’s amortized cost basis and the present value of expected future cash flows discounted at the security’s effective interest rate. For debt securities classified as held-to-maturity, the amount of noncredit-related impairment is recognized in other comprehensive income (loss) and accreted over the remaining life of the debt security as an increase in the carrying value of the security.

Restricted Equity Securities

Restricted equity securities consist of investments in the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Federal Reserve Bank of Philadelphia (“FRB”) and the Atlantic Community Bankers Bank (“ACBB”). Investments in these entities are restricted and carried at cost.

The Corporation, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management considers whether this investment is impaired based on the ultimate recoverability of the cost basis rather than

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the cost includes (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on the institutions and on the customer base of the FHLB, and (4) the liquidity of the FHLB. Management believes no impairment charge is necessary related to its investment in FHLB, FRB or ACBB stock.

Cash Surrender Value Of Bank Owned Life Insurance

The Corporation is the owner and primary beneficiary of life insurance policies on certain employees. The earnings on the policies are recognized as a component of other income. The policies can be liquidated, if necessary, with tax costs associated. However, the Corporation intends to hold these policies and, accordingly,  has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Loans Held For Sale

Loans held for sale, primarily consisting of fixed-rate residential mortgages, are valued at the lower of cost or fair value, determined on an aggregate basis. The Corporation retains no interest, including servicing rights, in loans sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The loan portfolio is segmented into commercial, residential and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate (including multi-family of five or more units) and commercial construction. Residential loans include 1-4 family mortgage loans. Consumer loans include junior liens, home equity lines of credit, and personal installment loans. The segments of the Corporation’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. Common risk characteristics include loan type, collateral type and geographic location.

For all classes of loans, the accrual of interest is discontinued when the contractual

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.  The past due status of all classes of loans is determined based on contractual due dates for loan payments.

Allowance For Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components.

The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis. The Corporation does not separately evaluate individual residential or consumer loans for impairment, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.

The estimated fair values of substantially all of the Corporation’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate-secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

The general component covers pools of loans by loan class including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates and expected loss given default derived from the Corporation’s internal risk rating process for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Experience, ability, and depth of lending management and staff.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

5.	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications.
6.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial, residential and consumer loans. Credit quality risk ratings include classifications of pass, pass-watch, special mention, substandard, doubtful and loss. Loans classified as pass-watch have above average risk and require increased monitoring by management. Although payments are current, future developments may adversely affect future payment ability. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.  Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Corporation has a structured loan rating process encompassing both internal and external oversight. Generally, residential 1-4 family and consumer loans are included in the pass category unless on nonaccrual status at which time they are classified as substandard. The Corporation’s commercial loan officers and credit administration are responsible for the timely and accurate risk rating of the commercial loans in their portfolio at origination and on an ongoing basis. An ongoing review of commercial loans is performed by the loan review officer. The Corporation also utilizes an external loan review consultant to conduct a loan review of its portfolio each year. The external consultant generally reviews all loan relationships exceeding a specified threshold.

Loans whose terms are modified are classified as troubled debt restructurings if the Corporation grants such borrowers concessions, and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses and may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Transfers Of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises And Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets which range from three to forty years.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense. There were no foreclosed assets held at December 31, 2019 and 2018.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process was $1.4 million at December 31, 2019 and 2018.

Revenue Recognition

The Corporation earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts, and sales of assets.

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities, including purchase premiums and discounts, is calculated using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Service charges on deposits include maintenance fees, and overdraft fees. Revenue is recognized when the Corporation’s performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed. Payment for service charges on deposit accounts is received immediately or in the following month through a direct charge to customers’ accounts.

Interchange income includes debit and credit card interchange fees from cardholder transactions which represent a percentage of the underlying transaction value and are recognized monthly, concurrently with the transaction processing services provided to the cardholder.

Other fees and income are transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Corporation has no continuing involvement with the asset.  The Corporation does not generally finance the sale.

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

Earnings Per Share

Earnings per share is based on the weighted average number of shares of common stock outstanding and adjusted for stock dividends. The Corporation’s basic and diluted earnings per share are the same since there are no dilutive shares of potential common stock outstanding. The weighted average of common shares outstanding was 1,132,873 for 2019 and 2018.

Treasury Stock

Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Advertising & Marketing

Advertising and marketing is expensed as incurred and was $71 thousand in 2019 and $41 thousand in 2018.

Reclassifications

Certain amounts related to 2018 have been reclassified to conform to the 2019 reporting format.

Subsequent Events

The Corporation has evaluated subsequent events for recognition or disclosure through March 25, 2020 the date the consolidated financial statements were available to be issued.

In response to the COVID-19 pandemic, on March 18, 2020, the Pennsylvania governor ordered non-essential businesses to close for a period of at least two weeks in an effort to contain the spread of the virus. While banks are considered essential businesses, many of the Corporation’s customers have been negatively affected and have begun to request relief on loan payments. Recent regulatory agency guidance has stressed the need for banks to work with its customers. Management is reviewing all options available to assist customers through this crisis.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The extent of the impact of COVID-19 on the Corporation’s financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental or other regulatory actions.

New Accounting Standard Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of this ASU and related guidance subsequently issued is that a lessee should recognize the assets and liabilities that arise from leases. Specifically, a lessee should recognize on the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee would be permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. The ASU does not significantly change the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee from current GAAP; however, the principal change from current GAAP is that lease assets and liabilities arising from operating leases would be recognized on the balance sheet. The ASU provides several other changes or clarifications to existing GAAP, and requires qualitative disclosures, along with quantitative disclosures, so that financial statement users can understand more about the nature of an entity’s leasing activities. The Corporation adopted this guidance as of January 1, 2019 using the optional transition method under ASU 2018-11 which allows the guidance to be adopted without adjusting prior periods and recognized approximately $1.1 million of right-of-use (“ROU”) assets and related lease liabilities. There was no effect on shareholders’ equity or net income as a result of adoption. The ROU assets and lease liabilities are calculated based on the present value of future lease payments using an estimated incremental borrowing rate. The Corporation used FHLB borrowing rates to determine the incremental borrowing rate. The guidance also provides a number of optional practical expedients in transition. The Corporation elected the "package of practical expedients," which allows for no look-back on prior conclusions about lease identification, lease classification and initial direct costs. We elected the "use-of-hindsight" practical expedient which allows us to use hindsight in judgments that impact the lease term. In order to establish the value of the ROU and lease liability and in accordance with the guidance, management determined the term of the leases held by carefully evaluating and assessing each lease and applying economic and other relevant factors to determine whether the Corporation is reasonably certain to exercise or not to exercise a renewal option within each lease. We have also elected not to include leases less than 12 months.

Future Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2019-10 issued in November 2019 deferred the effective date for this guidance to 2023. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

In August 2018, the FASB issued ASU No. 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. ASU No. 2018-14 modifies and clarifies the required disclosures for employers that sponsor defined benefit pension or other postretirement plans. These amendments remove disclosures that are no longer considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU No. 2018-14 is effective for the Corporation in 2021.  Early adoption is permitted. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

2.Investments

The amortized cost and fair value of securities available-for-sale and held-to-maturity, with gross unrealized gains and losses, is summarized as follows (in thousands):

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
U.S. Government agencies	$32,652	712	$(290)	$33,074
State and municipal - tax free	28,593	1,195	-	29,788
State and municipal - taxable	11,576	246	(102)	11,720
Mortgage-backed securities - GSE - residential	53,823	483	(327)	53,979
Corporate securities	7,492	147	-	7,639
Corporate securities - single issuer trust preferred	2,982	-	(154)	2,828

Total	$137,118	$2,783	$(873)	$139,028

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

8
December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Available-for-sale:
U.S. Government agencies	$37,046	$173	$(671)	$36,548
State and municipal - tax free	12,731	40	(306)	12,465
State and municipal - taxable	3,257	29	(108)	3,178
Mortgage-backed securities - GSE - residential	58,216	8	(1,833)	56,391
Corporate securities	6,939	-	(22)	6,917
Corporate securities - single issuer trust preferred	2,979	-	(293)	2,686

Total	$121,168	$250	$(3,233)	$118,185

Held-to-maturity:
State and municipal - tax free	$14,118	$36	$(109)	$14,045
State and municipal - taxable	2,306	6	(35)	2,277

Total	$16,424	$42	$(144)	$16,322

In March 2019, the Corporation elected to transfer the held-to-maturity portfolio to available-for-sale. The Corporation’s objective was to lengthen the duration of the portfolio to mitigate interest rate risk exposure to declining rates.  As a result of this change, the Corporation must classify all securities as available-for-sale for a period of at least two years.

Gross realized gains on the sale of investment securities available-for-sale were $77 thousand in 2019 and $0 thousand in 2018. Gross realized losses were $70 thousand in 2019 and $31 thousand in 2018.

Assets, principally securities, carried at $54.3 million at December 31, 2019 and $61.8 million at December 31, 2018 were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

At December 31, 2019, the amortized cost and fair value of available-for-sale debt securities by contractual maturity were as follows (in thousands):

	Amortized Cost	Fair Value

Amounts maturing in:
Due in one year or less	$1,995	$2,001
Due from one to five years	14,165	14,566
Due from five to ten years	19,059	19,581
After ten years	48,076	48,901

Subtotal	83,295	85,049

Mortgaged-backed securities	53,823	53,979

Total	$137,118	$139,028

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 Months		12 Months or More		Total
At December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$4,084	$47	$11,449	$243	$15,533	$290
State and municipal - taxable	4,703	102	-	-	4,703	102
Mortgage-backed securities - GSE - residential	3,263	60	22,119	267	25,382	327
Corporate securities - single issuer trust preferred	-	-	2,982	154	2,982	154

Total	$12,050	$209	$36,550	$664	$48,600	$873

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

	Less than 12 Months		12 Months or More		Total
At December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$4,504	$64	$17,843	$607	$22,347	$671
State and municipal - tax free	3,524	42	4,926	264	8,450	306
State and municipal - taxable	264	2	1,598	106	1,862	108
Mortgage-backed securities - GSE - residential	2,635	24	51,538	1,809	54,173	1,833
Corporate securities	5,931	22	-	-	5,931	22
Corporate securities - single issuer trust preferred	-	-	2,686	293	2,686	293

Total	$16,858	$154	$78,591	$3,079	$95,449	$3,233
Held-to-maturity:
State and municipal - tax free	$3,640	$20	$6,091	$89	$9,731	$109
State and municipal - taxable	-	-	1,830	35	1,830	35
Total	$3,650	$20	$7,921	$124	$11,561	$144

The Corporation had 65 investment securities in unrealized loss positions at December 31, 2019. With the exception of the 3 corporate securities described further in the next paragraph, the unrealized losses are considered to result from changes in interest rates and not from downgrades in the creditworthiness of the issuers. In analyzing an issuer’s financial condition, management considers whether the securities are general obligation or revenue bonds, whether they are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Corporation does not intend to sell these securities nor is it more likely than not that it will be required to sell these securities prior to recovery. No declines are deemed to be other-than-temporary.

The Corporation holds three single-issuer trust preferred securities from either money center or large regional commercial banks. These securities have a variable rate of interest tied to three-month LIBOR, are paying in accordance with their contractual terms, and are investment grade as determined by the national credit rating agencies. We believe the unrealized losses result from the interest rate spread and not from credit impairment. As such, we consider the unrealized losses to be temporary. We do not intend to sell nor is it more likely than not that it will be required to sell these securities prior to recovery. While we have determined these unrealized losses to be temporary, a change in the performance of these securities or the financial condition of the issuer could cause us to reassess our determination.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

3.Loans And Allowance For Loan Losses

Loans at December 31 are summarized as follows (in thousands):

	2019	2018

Mortgage loans on real estate:
Residential 1-4 family	$86,792	$86,323
Commercial	92,829	93,015
Construction	14,930	11,806
Junior liens	3,485	3,695
Equity lines of credit	8,938	8,088

Total mortgage loans on real estate	206,974	202,927

Commercial and industrial loans	28,104	30,885

Consumer installment loans,
Personal	3,624	3,517

Subtotal	238,702	237,329

Allowance for loan losses	(2,750)	(2,600)

Loans, net	$235,952	$234,729

Loans includes net deferred costs of $598 thousand and $647 thousand at December 31, 2019 and 2018, respectively.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

Changes in the allowance for loan losses in 2019 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total

Allowance for loan losses:
Beginning balance, January 1, 2019	$526	$867	$188	$228	$257	$534	$2,600
Charge-offs	-	-	-	(3)	(18)	-	(21)
Recoveries	-	1	-	-	5	-	6
Provision	59	(32)	240	8	5	(115)	165

Ending balance, December 31, 2019	$585	$836	$428	$233	$249	$419	$2,750

Ending balance individually evaluated for impairment	$16	$ -	$241	$ -	$76	$ -	$333

Ending balance collectively evaluated for impairment	$569	$836	$187	$233	$173	$419	$2,417

Loans receivable at December 31, 2019:
Total balance	$86,792	$92,829	$14,930	$28,104	$16,047		$238,702

Ending balance individually evaluated for impairment	$1,592	$303	$964	$44	$267		$3,170

Ending balance collectively evaluated for impairment	$85,200	$92,526	$13,966	$28,060	$15,780		$235,532

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

Changes in the allowance for loan losses in 2018 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total

Allowance for loan losses:
Beginning balance, January 1, 2018	$422	$998	$187	$180	$67	$291	$2,145
Charge-offs	-	(31)	-	(32)	(161)	-	(224)
Recoveries	-	35	-	-	3	-	38
Provision	104	(135)	1	80	348	243	641

Ending balance, December 31, 2018	$526	$867	$188	$228	$257	$534	$2,600

Ending balance individually evaluated for impairment	$18	$ -	$ -	$ -	$79	$ -	$97

Ending balance collectively evaluated for impairment	$508	$867	$188	$228	$178	$534	$2,503

Loans receivable at December 31, 2018:
Total balance	$86,323	$93,015	$11,806	$30,885	$15,300		$237,329

Ending balance individually evaluated for impairment	$1,615	$399	$ -	$ -	$283		$2,297

Ending balance collectively evaluated for impairment	$84,708	$92,616	$11,806	$30,885	$15,017		$235,032

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The following table summarizes information on impaired loans by loan portfolio class at December 31 (in thousands):

December 31, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Residential 1-4 family	$383	$383	$ -	$387	$20
Commercial real estate	303	303	-	308	20
Construction	566	566	-	574	31
Commercial and industrial	44	44	-	44	3
Consumer	132	138	-	138	4

With an allowance recorded:
Residential 1-4 family	1,209	1,350	16	1,209	-
Construction	398	398	241	405	18
Consumer	135	137	76	137	2

Total:
Residential 1-4 family	1,592	1,733	16	1,596	20
Commercial real estate	303	303	-	308	20
Construction	964	964	241	979	49
Commercial and industrial	44	44	-	44	3
Consumer	267	275	76	275	6

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Residential 1-4 family	$407	$407	$ -	$413	$21
Commercial real estate	399	399	-	404	17
Consumer	145	148	-	154	3

With an allowance recorded:
Residential 1-4 family	1,208	1,350	18	1,208	-
Consumer	138	138	79	138	3

Total:
Residential 1-4 family	1,615	1,757	18	1,621	21
Commercial real estate	399	399	-	404	17
Consumer	283	286	79	293	6

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The following table presents information on nonaccrual loans by loan portfolio class at December 31 (in thousands):

	2019	2018

Residential 1-4 family	$1,209	$1,209
Commercial real estate	-	85
Consumer	267	283

Total nonaccrual loans	$1,476	$1,577

The following tables present information on the loan portfolio classes by the Corporation’s internal risk ratings system (in thousands):

At December 31, 2019	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total

Pass	$85,200	$85,804	$12,773	$26,854	$15,761	$226,392
Pass-watch	-	7,025	660	1,206	-	8,891
Special mention	-	-	533	-	-	533
Substandard	1,592	-	964	44	286	2,886
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$86,792	$92,829	$14,930	$28,104	$16,047	$238,702

At December 31, 2018	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total

Pass	$84,708	$83,152	$8,891	$30,132	$14,863	$221,746
Pass-watch	-	9,778	1,924	709	-	12,411
Special mention	-	-	991	44	-	1,035
Substandard	1,615	85	-	-	437	2,137
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$86,323	$93,015	$11,806	$30,885	$15,300	$237,329

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The following tables present information on the loan portfolio classes by past due status (in thousands):

							Accruing
At December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing

Residential 1-4 family	$950	$169	$1,209	$2,328	$84,464	$86,792	$ -
Commercial real estate	-	233	-	233	92,596	92,829	-
Construction	-	-	-	-	14,930	14,930	-
Commercial and industrial	-	-	-	-	28,104	28,104	-
Consumer	-	-	319	319	15,728	16,047	51

Total	$950	$402	$1,528	$2,880	$235,822	$238,702	$51

							Accruing
At December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing

Residential 1-4 family	$306	$162	$1,209	$1,677	$84,646	$86,323	$ -
Commercial real estate	242	-	85	327	92,688	93,015	-
Construction	-	-	-	-	11,806	11,806	-
Commercial and industrial	-	-	-	-	30,885	30,885	-
Consumer	9	8	283	300	15,000	15,300	-

Total	$557	$170	$1,577	$2,304	$235,025	$237,329	$ -

The Corporation may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Corporation may modify loans through rate reductions, extensions of maturity, interest only payments, or other payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Corporation’s allowance for loan losses.

The Corporation identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There were no loans modified during 2019 and 2018 which are considered TDRs.   There

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

were no TDRs that defaulted in 2019 and 2018.

4.Premises And Equipment

Premises and equipment at December 31 consist of the following (in thousands):

	2019	2018

Land	$1,337	$1,337
Premises	9,739	9,720
Furniture and equipment	4,783	4,731

Total cost	15,859	15,788

Less accumulated depreciation	8,763	8,358

Net	$7,096	$7,430

5.Deposits

Deposits at December 31 are summarized as follows (in thousands):

	2019	2018

Noninterest-bearing demand	$44,015	$43,239
Interest-bearing demand	97,134	106,821
Savings deposits	147,276	144,206
Certificates of deposit	48,695	44,599

Total	$337,120	$338,865

Aggregate certificates of deposit of $250 thousand or more were $5.2 million and $2.4 million at December 31, 2019 and 2018, respectively.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The scheduled maturities of certificates of deposit are as follows (in thousands):

Years Ending December 31

2020	$32,315
2021	12,783
2022	2,599
2023	709
2024 and thereafter	289

Total	$48,695

6.Borrowings

FHLB Advances

Periodically, the Corporation will borrow on an overnight basis with the FHLB to meet liquidity or other needs. These short-term borrowings were $10.0 million and $9.2 million at December 31, 2019 and 2018, respectively. The interest rate was 1.80% at December 31, 2019.

FHLB long-term borrowings consist of the following at December 31 (in thousands):

	2019	2018
Fixed Rate Advances:
Due in 2019	$ -	$1,415
Due in 2020	6,650	6,650
Due in 2021	1,150	1,150
Due in 2022	2,450	2,450
Due in 2025	2,400	2,400

Total	$12,650	$14,065

These advances mature through January 2025 and carry a weighted average interest rate of 2.05% and 1.97% at December 31, 2019 and 2018, respectively.

At December 31, 2019 and December 31, 2018, the Corporation had availability under a federal funds line of $5.0 million at a correspondent bank.  There were no borrowings against this line at December 31, 2019 and 2018.

Periodically, the Corporation will also contract with the FHLB to provide letters of credit to government entities to secure deposits in accordance with the Commonwealth of Pennsylvania’s regulatory requirements for public deposits.  These letters of credit totaled

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

$5 million and $10 million at December 31, 2019 and 2018, respectively.

As of December 31, 2019, and 2018, the Corporation had an additional borrowing capacity of $107.6 million and $97.2 million, respectively, with the FHLB. Borrowings from the FHLB are collateralized by qualified mortgage-related assets as defined by the FHLB.

7.Employee Benefit Plans

Defined Benefit Pension Plan

The Corporation has a noncontributory defined benefit pension plan (“Plan”) covering substantially all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest paid five consecutive years. The Corporation froze the benefits attributable to the Plan effective January 31, 2004. The Corporation’s policy is to annually fund the Plan’s actuarially determined normal cost.

The following table shows the funded status of the Plan at December 31 (in thousands):

	2019	2018
Change in benefit obligation:
Benefit obligation at beginning of year	$2,672	$2,881
Interest cost	109	104
Actuarial loss (gain)	180	(108)
Benefits paid	(200)	(204)

Benefit obligation at end of year	$2,761	$2,673

Change in plan assets:
Fair value of plan assets at beginning of year	$2,411	$2,575
Actual return on plan assets	468	(146)
Employer contribution	120	200
Benefits paid	(200)	(204)
Administrative expenses	(13)	(14)

Fair value of plan assets at end of year	$2,786	$2,411

Funded status at end of year	$25	$(262)

The measurement date for the benefit obligation and plan assets was December 31.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The Corporation has recognized the funded status of the Plan in other assets at December 31, 2019 and in other liabilities at December 31, 2018.

Accumulated other comprehensive income (loss) includes a net actuarial loss of $1.0 million at December 31, 2019 and $1.3 million at December 31, 2018. The net actuarial loss is reported net of a tax benefit of $216 thousand at December 31, 2019 and $265 thousand at December 31, 2018.

The accumulated benefit obligation of the Plan was equal to the benefit obligation of the Plan at both December 31, 2019 and 2018.

The components of net periodic benefit costs are as follows (in thousands):

	2019	2018

Interest cost	$109	$104
Expected return on plan assets	(142)	(148)
Amortization of net actuarial loss	101	84

Net periodic benefit cost	$68	$40

The estimated amount of the net actuarial loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2020 is $76 thousand.

The weighted-average assumptions used to determine the benefit obligation are as follows:

	2019	2018

Discount rate	3.25%	4.25%
Rate of compensation increase	0.00%	0.00%

The weighted-average assumptions used to determine the net periodic pension cost are as follows:

	2019	2018

Discount rate	4.25%	3.75%
Expected return on plan assets	6.00%	6.00%
Rate of compensation increase	0.00%	0.00%

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The weighted-average asset allocations at December 31 are as follows:

	2019	2018

Equity mutual funds	77%	58%
Fixed income mutual funds	15%	33%
Money market mutual funds	8%	9%

Total	100%	100%

The following table sets forth the Plan’s assets by level within the fair value hierarchy (see Note 14 for description of levels). Mutual funds are valued based on quoted market prices.

December 31, 2019	Total	Level 1	Level 2	Level 3

Equity mutual funds	$2,157	$2,157	$ -	$ -
Fixed income mutual funds	414	414	-	-
Money market mutual funds	215	215	-	-

Total	$2,786	$2,786	$ -	$ -

December 31, 2018	Total	Level 1	Level 2	Level 3

Equity mutual funds	$1,403	$1,403	$ -	$ -
Fixed income mutual funds	791	791	-	-
Money market mutual funds	217	217	-	-

Total	$2,411	$2,411	$ -	$ -

Investment objectives for the Plan assets are to:

•	Maximize the investment return with the least amount of risk through a combination of capital appreciation and income,

•	Comply with the Employee Retirement Income Security Act of 1974 (“ERISA”) by investing the funds in a manner consistent with ERISA’s fiduciary standards, and

•	Maintain a target allocation of Plan assets of 60% equity securities, 30% debt securities and 10% other (money market).

To develop the expected long-term rate of return on plan assets, management first considered the estimated investment return on the actuarial value of plan assets calculated in Form 5500, Schedule B. Management then considered the current level of expected returns on low risk investments (primarily government bonds), the historical

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

level of the risk premium associated with the other asset classes in which the portfolio is invested, and the expected returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on plan assets. This process resulted in the selection of the 6% assumption, which is net of investment expenses.

The Corporation does not expect to make any contributions to the Plan in 2020.

Estimated future benefit payments based on the same assumptions used to measure the benefit obligation at December 31, 2019 are as follows (in thousands):

Years Ended December 31

2020	$192
2021	188
2022	191
2023	188
2024	184
2025-2029	852

401(k) Plan

Substantially all employees of the Corporation, after attaining the age of 21, are eligible to participate in a 401(k) retirement plan. Following their completion of 12 months of service, the Corporation will match 50% of the first 6% of the employee contribution. In addition, the plan allows for the Corporation to make supplemental special contributions at its discretion.  Contribution expense was $122 thousand in 2019 and $119 thousand in 2018.

8.Income Taxes

The provision for income taxes consists of the following (in thousands):

	2019	2018

Currently payable	$589	$559
Deferred	4	50

Total	$593	$609

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

The following is a reconciliation between the expected statutory income tax rate and the Corporation’s actual income tax expense and rate (in thousands):

	.............2019..............		............2018..............
	Amount	Percent	Amount	Percent

Provision at statutory rate	$852	21.0%	$889	21.0%
Tax-exempt income	(307)	(7.6)	(250)	(5.9)
Other, net	48	1.2	(30)	(0.7)

Effective income tax and rates	$593	14.6%	$609	14.4%

The following temporary differences gave rise to the net deferred tax (liability) asset at December 31 (in thousands):

	2019	2018

Deferred tax assets:
Net unrealized loss on securities available-for-sale	$ -	$586
Allowance for loan losses	522	488
Pension-AOCI	216	265
Operating lease liabilities	197	-
Other	8	6

Deferred tax assets	943	1,345

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale Pension-other	(401) (221)	- (211)
Depreciation	(244)	(203)
Right-of-use assets	(197)	-
Net deferred loan fees	(125)	(136)

Deferred tax liabilities	(1,188)	(550)

Net deferred tax (liability) asset	$(245)	$795

The net deferred tax liability at December 31, 2019 is included in other liabilities and the net deferred tax asset at December 31, 2018 is included in other assets in the accompanying consolidated balance sheet.

The Corporation had no uncertain tax positions at December 31, 2019 and 2018. There were no interest and penalties recognized in the consolidated balance sheet and statement of income in 2019 and 2018. The Corporation does not expect any significant changes in unrecognized tax benefits during the next twelve months.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

9.Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) and related tax effects are as follows (in thousands):

	2019	2018

Unrealized gains (losses) on securities available-for-sale	$1,909	$(2,984)

Defined benefit pension plan	(1,029)	(1,263)

Unrealized gains on securities available-for-sale
transferred to securities held-to-maturity	-	194

Net accumulated other comprehensive income (loss)	880	(4,053)

Tax effect	(185)	851

Net-of-tax accumulated other comprehensive income (loss)	$695	$(3,202)

Items reclassified out of each component of other comprehensive income (loss) are as follows:

	Affected Line Item in
Other Comprehensive	the Consolidated
Income (Loss) Components	Statement of Income	2019	2018

Unrealized gains (losses) on securities:

Realized gains (losses)	Gain (loss) on sales of securities available-for-sale	$7	$(31)
Tax effect	Provision for income tax	(2)	7

Total		$5	$(24)

Defined benefit pension plan:
Amortization of net actuarial loss	Employee benefits	$101	$84
Tax effect	Provision for income tax	(21)	(18)

Total		$80	$66

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

10.Leases

Management determines if an arrangement is or contains a lease at contract inception.  If an arrangement is determined to be or contains a lease, the Corporation recognizes a ROU asset and a lease liability when the asset is placed in service.

Total rental expense was $210 thousand in 2019 and $215 thousand in 2018.

As of December 31, 2019, four of the Corporation’s branch properties were leased under operating leases.  Rental expense on these properties was $159 thousand in 2019 and $165 in 2018.

The Corporation incurred short-term lease payments that are not included in the ROU assets and operating liabilities.  These lease payments were $51 thousand in 2019 and $50 thousand in 2018.

Operating cash flows from operating leases	$159
Weighted average remaining lease term – operating leases	10.76 years
Weighted average discount rate – operating leases	2.88%

The future minimum lease payments for operating leases with terms in excess of one year at December 31, 2019 are as follows:

2020	$163
2021	165
2022	127
2023	84
2024	54
2025 and thereafter	495

Total minimum lease payments	1,088

Less amounts representing interest	(152)

Present value of future minimum lease payments	$936

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

11.Related Party Transactions

In the ordinary course of business, the Corporation grants loans to principal officers and directors, and their affiliates. The following table presents the activity in related party loans for 2019 and 2018 (in thousands).

	2019	2018

Balance, beginning	$375	$2,926

Additions	10	82

Payments	(272)	(2,633)

Balance, ending	$113	$375

Deposits from related parties held by the Corporation at December 31, 2019 and 2018 amounted to $1.9 million and $2.6 million, respectively.

12.Financial Instruments With Off-Balance Sheet Risk

Overview

The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

extension of credit, is based on management’s credit evaluation.

Unfunded commitments under commercial lines-of-credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit may or may not be collateralized, usually contain a specified maturity date, and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters-of-credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Collateral Requirements

To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Corporation has not incurred any losses on its commitments in either 2019  or 2018.

Financial instruments whose contract amount represents credit risk were as follows (in thousands):

	2019	2018

Commitments to extend credit	$48,083	$43,119

Standby letters of credit	$1,247	$1,198

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

13. Fair Value Measurements

Fair value is defined as an exit price representing the amount that would be received to sell an asset or settle a liability in an orderly transaction between market participants. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2 - Valuation is determined from quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 - Valuation is derived from model-based and other techniques in which at least one significant input is unobservable, and which may be based on management’s own estimates about the assumptions that market participants would use to value the asset or liability.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following tables set forth the Corporation’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

December 31, 2019	Total	Level 1	Level 2	Level 3

Securities available-for-sale:
U.S. Government agencies		$33,074	$ -	$33,074	$ -
State and municipal - tax free		29,788	-	29,788	-
State and municipal - taxable		11,720	-	11,720	-
Mortgage-backed securities - GSE - residential		53,979	-	53,979	-
Corporate securities		7,639	-	7,639	-
Corporate securities - single issuer trust preferred		2,828	-	2,828	-

Total		$139,028	$ -	$139,028	$ -

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

December 31, 2018	Total	Level 1	Level 2	Level 3

Securities available-for-sale:
U.S. Government agencies		$36,548	$ -	$36,548	$ -
State and municipal - tax free		12,465	-	12,465	-
State and municipal - taxable		3,178	-	3,178	-
Mortgage-backed securities - GSE - residential		56,391	-	56,391	-
Corporate securities		6,917	-	6,917	-
Corporate securities - single issuer trust preferred		2,686	-	2,686	-

Total		$118,185	$ -	$118,185	$ -

Securities available-for-sale are measured at fair value using quoted prices from an independent third party that provide valuation services, such as matrix pricing, for similar assets, with similar terms in actively traded markets.

The following table sets forth the Corporation’s financial assets and liabilities subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy (in thousands):

December 31, 2019	Total	Level 1	Level 2	Level 3

Impaired loans, net	$1,410	$ -	$ -	$ 1,410

December 31, 2018	Total	Level 1	Level 2	Level 3

Impaired loans, net	$1,249	$ -	$ -	$ 1,249

Impaired loans that are collateral dependent are written down to fair value through partial charge-offs or the establishment of specific reserves. Assets taken in foreclosure of defaulted loans are primarily comprised of commercial and residential real property and are generally measured at the lower of cost or fair value less costs to sell. In both cases, fair value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors and include estimated liquidation expenses. Management’s assumptions include consideration of location, condition and occupancy of the property. At December 31, 2019, management adjustments to the appraisals for these factors ranged from 10% to 24%.  At December 31, 2018, management adjustments to the appraisals for these factors ranged from 12% to 23% for impaired loans. Since the adjustments may be significant, are based on management’s estimates and are generally unobservable, they have been classified as Level 3.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value of all the Corporation’s financial instruments. The majority of the Corporation’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Corporation’s general practice and intent is to hold its financial instruments to maturity. The Corporation has considered the fair value measurement criteria as required under the accounting standard relating to fair value measurement as noted above. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

The following are the estimated fair values of the Corporation’s financial instruments as of December 31, recorded carrying values and a general description of the methods and assumptions used to estimate such fair values (in thousands):

Amount
2019
Carrying Amount	Estimated Fair Value		Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$1,515	$1,515	$1,515	$ -	$ -
Interest-bearing deposits in banks	2,304	2,304	-	2,304	-
Securities available-for-sale	139,028	139,028	-	139,028	-
Restricted equity securities	1,317	1,317	-	1,317	-
Loans held for sale	1,227	1,227	-	1,227	-
Loans, net	235,952	239,429	-	-	239,429
Accrued interest receivable	1,463	1,463	-	1,463	-

Financial liabilities:
Deposits	337,120	337,078	-	337,078	-
Accrued interest payable	234	234	-	234	-
Federal Home Loan Bank advances	22,650	22,770	-	22,770	-

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-	-
Standby letters of credit	-	-	-	-	-

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

Amount
2018
Carrying Amount	Estimated Fair Value		Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$1,246	$ 1,246	$1,246	$ -	$ -
Interest-bearing deposits in banks	3,615	3,615	-	3,615
Securities held-to-maturity	16,424	16,322	-	16,322	-
Securities available-for-sale	118,185	118,185	-	118,185	-
Restricted equity securities	1,425	1,425	-	1,425	-
Loans held for sale	220	220	-	220	-
Loans, net	234,729	232,379	-	-	232,379
Accrued interest receivable	1,492	1,492	-	1,492	-

Financial liabilities:
Deposits	338,865	338,235	-	338,235	-
Accrued interest payable	158	158	-	158	-
Federal Home Loan Bank advances	23,265	23,138	-	23,138	-

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-	-
Standby letters of credit	-	-	-	-	-

The carrying value of short-term financial instruments, as listed below, approximates their fair value. These instruments generally have limited credit exposure, no stated maturities and carry interest rates that approximate market value.

Assets	Liabilities

Cash and cash equivalents	Demand and savings deposits
Interest-bearing deposits in banks	Accrued interest payable
Accrued interest receivable

The fair value methodology for securities available-for-sale is described above. The estimated fair value for securities held-to-maturity was determined using the same methodology as securities available-for-sale. The fair value of restricted equity securities is considered to approximate its carrying value as there is no market for these securities and the stock is only redeemable at par value.

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

For short-term loans and variable-rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using current market interest rates for similar loans, adjusted to reflect credit risk.  Loans held for sale are valued using prices received from the third-party purchaser of the loans.

The fair value of interest-bearing time deposits was estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

The fair value of long-term debt was estimated based on current market rates for debt with similar maturities.

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters-of-credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. The fair value of these instruments is considered immaterial.

14.Legal Contingencies

From time to time, the Corporation may be involved in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the financial position and results of operations of the Corporation would not be affected materially by the outcome of such legal proceedings.

15.Restrictions On Retained Earnings

The Bank is subject to state and federal regulations which limit bank dividend amounts.

16.Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total capital, Tier I capital, and common equity Tier I capital to risk-weighted assets, and of Tier I capital to average assets. A capital conservation buffer of 2.50%, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements and must be maintained to avoid limitations on capital distributions.  Management believes as of December 31, 2019, that the Bank meets all capital adequacy requirements to which they are subject.

The Federal Reserve Bank has established capital guidelines for bank holding companies.  These guidelines allow small bank holding companies, as defined, an exemption from regulatory capital requirements.  The Corporation meets the eligibility criteria and is exempt from regulatory capital requirements.

As of December 31, 2019, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum ratios as set forth in the table below.

The Bank’s actual capital amounts and ratios as of December 31, 2019 and 2018 are presented in the following table (in thousands):

	.........Actual.........		For Capital Adequacy .......Purposes.......		To Be Well Capitalized Under Prompt Corrective Action ........Provisions........
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2019:
Total Capital (to risk-weighted
assets)	$41,099	16.13%	>$20,381	>8.00%	>$25,477	>10.00%

Common Equity Tier I Capital
(to risk-weighted assets)	$38,341	15.05%	>$11,464	>4.50%	>$16,560	> 6.50%

Tier I Capital (to risk-weighted
assets)	$38,341	15.05%	>$15,286	>6.00%	>$20,381	> 8.00%

Tier I Capital (to average
assets)	$38,341	9.41%	>$16,305	>4.00%	>$20,381	> 5.00%

MNB Corporation And Subsidiary

Notes To Consolidated Financial Statements

	.........Actual.........		For Capital Adequacy .......Purposes.......		To Be Well Capitalized Under Prompt Corrective Action ........Provisions........
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2018:
Total Capital (to risk-weighted
assets)	$38,569	15.41%	>$20,027	>8.00%	>$25,034	>10.00%

Common Equity Tier I Capital
(to risk-weighted assets)	$35,961	14.37%	>$11,265	>4.50%	>$16,272	> 6.50%

Tier I Capital (to risk-weighted
assets)	$35,961	14.37%	>$15,020	>6.00%	>$20,027	> 8.00%

Tier I Capital (to average
assets)	$35,961	9.03%	>$15,923	>4.00%	>$19,903	> 5.00%